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                                                                  Exhibit 4.67



                           LOAN AND SECURITY AGREEMENT


                                 by and between


                              DISCOVERY ZONE, INC.


                                       and


                          FOOTHILL CAPITAL CORPORATION


                           Dated as of March 31, 1998










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                                TABLE OF CONTENTS


                                                                         Page(s)

1.       DEFINITION AND CONSTRUCTION...........................................1
         1.1      Definitions..................................................1
         1.2      Accounting Terms............................................22
         1.3      Code........................................................23
         1.4      Construction................................................23
         1.5      Schedules and Exhibits......................................23

2.       LOAN AND TERMS OF PAYMENT............................................23
         2.1      Revolving Advances..........................................23
         2.2      Letters of Credit...........................................25
         2.3      [Intentionally omitted].....................................27
         2.4      [Intentionally omitted].....................................27
         2.5      Overadvances................................................27
         2.6      Interest and Letter of Credit Fees:  Rates, Payments,
                    and Calculations..........................................27
         2.7      Collection of Accounts......................................29
         2.8      Crediting Payments; Application of Collections..............29
         2.9      Designated Account..........................................30
         2.10     Maintenance of Loan Account; Statements of Obligations......30
         2.11     Fees........................................................30
         2.12     Eurodollar Rate Loans.......................................31
         2.13     Illegality..................................................33
         2.14     Requirements of Law.........................................33
         2.15     Taxes.......................................................35
         2.16     Indemnity...................................................37

3.       CONDITIONS; TERM OF AGREEMENT........................................38
         3.1      Conditions Precedent to the Initial Advance and Letter of
                    Credit....................................................38
         3.2      Conditions Precedent to all Advances and all Letters of
                    Credit....................................................40
         3.3      Conditions Subsequent.......................................41
         3.4      Term; Automatic Renewal.....................................41
         3.5      Effect of Termination.......................................41
         3.6      Early Termination by Borrower...............................42
         3.7      Termination Upon Event of Default...........................42

4.       CREATION OF SECURITY INTEREST........................................42
         4.1      Grant of Security Interest..................................42
         4.2      Negotiable Collateral.......................................42
         4.3      Collection of Accounts, General Intangibles, and
                    Negotiable Collateral.....................................43
         4.4      Delivery of Additional Documentation Required...............43


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                                       ii

         4.5      Power of Attorney...........................................43
         4.6      Right to Inspect............................................44

5.       REPRESENTATIONS AND WARRANTIES.......................................44
         5.1      No Encumbrances.............................................44
         5.2      [Intentionally omitted].....................................44
         5.3      [Intentionally omitted].....................................44
         5.4      Equipment...................................................44
         5.5      Location of Inventory and Equipment.........................44
         5.6      Inventory Records...........................................44
         5.7      Location of Chief Executive Office; FEIN....................45
         5.8      Due Organization and Qualification; Subsidiaries............45
         5.9      Due Authorization; No Conflict..............................45
         5.10     Litigation..................................................46
         5.11     No Material Adverse Change..................................46
         5.12     Solvency....................................................46
         5.13     Employee Benefits...........................................47
         5.14     Environmental Condition.....................................47
         5.15     Brokerage Fees..............................................47
         5.16     Renovation Disputes.........................................47

6.       AFFIRMATIVE COVENANTS................................................47
         6.1      Accounting System...........................................48
         6.2      Collateral Reporting........................................48
         6.3      Financial Statements, Reports, Certificates.................48
         6.4      Tax Returns.................................................50
         6.5      Guarantor Reports...........................................50
         6.6      Permitted Acquisitions......................................50
         6.7      Title to Equipment..........................................50
         6.8      Maintenance of Equipment....................................50
         6.9      Taxes.......................................................51
         6.10     Insurance...................................................51
         6.11     No Setoffs or Counterclaims.................................53
         6.12     Location of Inventory and Equipment.........................53
         6.13     Compliance with Laws........................................53
         6.14     Employee Benefits...........................................53
         6.15     Leases......................................................54
         6.16     Brokerage Commissions.......................................54

7.       NEGATIVE COVENANTS...................................................54
         7.1      Indebtedness................................................54
         7.2      Liens.......................................................55
         7.3      Restrictions on Fundamental Changes.........................55


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                                      iii


         7.4      Disposal of Assets..........................................55
         7.5      Change Name.................................................55
         7.6      Guarantee...................................................55
         7.7      Nature of Business..........................................55
         7.8      Prepayments and Amendments..................................56
         7.9      Change of Control...........................................56
         7.10     Consignments................................................56
         7.11     Distributions...............................................56
         7.12     Accounting Methods..........................................56
         7.13     Investments.................................................56
         7.14     Transactions with Affiliates................................57
         7.15     Suspension..................................................57
         7.16     Use of Proceeds.............................................57
         7.17     Change in Location of Chief Executive Office; Inventory
                    and Equipment with Bailees................................57
         7.18     No Prohibited Transactions Under ERISA......................57
         7.19     Financial Covenant..........................................58
         7.20     Capital Expenditures........................................58

8.       EVENTS OF DEFAULT....................................................59

9.       FOOTHILL'S RIGHTS AND REMEDIES.......................................61
         9.1      Rights and Remedies.........................................61
         9.2      Remedies Cumulative.........................................63

10.      TAXES AND EXPENSES...................................................63

11.      WAIVERS; INDEMNIFICATION.............................................63
         11.1     Demand; Protest; etc........................................63
         11.2     Foothill's Liability for Collateral.........................64
         11.3     Indemnification.............................................64

12.      NOTICES..............................................................64

13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER...........................65

14.      DESTRUCTION OF BORROWER'S DOCUMENTS..................................66

15.      GENERAL PROVISIONS...................................................66
         15.1     Effectiveness...............................................66
         15.2     Successors and Assigns......................................66
         15.3     Section Headings............................................67
         15.4     Interpretation..............................................67


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                                       iv

         15.5     Severability of Provisions..................................67
         15.6     Amendments in Writing.......................................67
         15.7     Counterparts; Telefacsimile Execution.......................67
         15.8     Revival and Reinstatement of Obligations....................68
         15.9     Integration.................................................68
         15.10    Confidentiality.............................................68

SCHEDULES AND EXHIBITS

Schedule D-1               Renovation Disputes
Schedule 3.1               Taxes
Schedule 5.8               Subsidiaries
Schedule 5.10              Litigation
Schedule 5.13              ERISA Benefit Plans
Schedule 6.12              Location of Inventory and Equipment

Exhibit C-1                Form of Compliance Certificate
Exhibit G-1                Form of Guaranty
Exhibit G-2                Form of Guarantor Security Agreement
Exhibit I-1                Form of Intercreditor Agreement
Exhibit S-1                Form of Stock Pledge Agreement
Exhibit T-1                Form of Trademark Security Agreement



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                           LOAN AND SECURITY AGREEMENT


         THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of March 31, 1998, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and DISCOVERY ZONE, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 565 Taxter Road, Fifth Floor, Elmsford, New York 10523.

         The parties agree as follows:

         1.       DEFINITION AND CONSTRUCTION.

                  1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                           "Account Debtor" means any Person who is or who may
become obligated under, with respect to, or on account of, an Account.

                           "Accounts" means all currently existing and hereafter
arising accounts, contract rights, and all other forms of obligations owing to an Obligor arising out of the sale or lease of goods or the rendition of services by such Obligor, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                           "Acquisition" means any purchase or other acquisition
by Borrower or its Subsidiaries of all or substantially all of the assets or Stock of any other Person.

                           "Acquisition Lien" means in respect of the assets of
any Person that is the subject of a Permitted Acquisition, a Lien that attaches solely to specific assets of such Person that are extant on the date of the Acquisition, is in existence immediately prior to such Acquisition, and was not created in connection with, or in anticipation of, the Acquisition of such Person.

                           "Add-Back Credit" means, as of any date of
determination, an amount equal to (a) $10,000 multiplied by (b) the number of store renovations commenced among Borrower's Top 100 Stores during the 12 month period preceding the date of determination.

                           "Adjusted Aggregate Store Contribution" means, (a) as
of any date of determination occurring in each of the first 24 months following the Closing Date, Aggregate Store Contribution for the relevant trailing 12 month period, plus the Add-Back Credit, and (b) as of any date of determination occurring after the first 24 months following the Closing Date, Aggregate Store Contribution for the relevant trailing 12 month period.



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                           "Adjusted Eurodollar Rate" means, with respect to
each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/16%) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

                           "Advances" has the meaning set forth in Section
2.1(a).

                           "Affiliate" of any specified Person means any other
Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of policies of such specified Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the aggregate voting power of the voting securities of a Person shall be deemed to be control.

                           "Aggregate Store Contribution" means, as of any date
of determination, the sum of the individual Store Contribution of each of Borrower's Top 100 Stores.

                           "Agreement" has the meaning set forth in the preamble
hereto.

                           "Authorized Person" means any officer or other
employee of Borrower.

                           "Average Unused Portion of Maximum Revolving Amount"
means, as of any date of determination, (a) the Maximum Revolving Amount, less
(b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month.

                           "Bankruptcy Code" means the United States Bankruptcy
Code (11 U.S.C. ss. 101 et seq.), as amended, and any successor statute.

                           "Benefit Plan" means a "defined benefit plan" (as
defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                           "Borrower" has the meaning set forth in the preamble
to this Agreement.

                           "Borrower's Books" means all of Borrower's books and
records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets


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(including the Borrower Collateral) or liabilities; all information relating to
Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

                           "Borrower Collateral" means all of Borrower's
interests in each of the following:

                           (a) the Accounts,

                           (b) Borrower's Books,

                           (c) the Equipment,

                           (d) the General Intangibles,

                           (e) the Inventory,

                           (f) the Negotiable Collateral,

                           (h) any money, or other assets of Borrower that now
or hereafter come into the possession, custody, or control of Foothill, and

                           (i) the proceeds and products, whether tangible or
intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Borrower Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, real property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof; provided, however, that anything in the foregoing to the contrary notwithstanding, the Borrower Collateral shall not include the Escrowed Interest Account or the McDonald's Collateral.

                           "Borrower's Top 100 Stores" means, as of any date of
determination, Borrower's 100 store locations (calculated to include any store that would have been included but for the commencement of renovations) reporting the highest levels of Store Contribution on a per-store basis, as compared to Borrower's other store locations, computed on a trailing 12 month basis.

                           "Borrowing Base" has the meaning set forth in Section
2.1(a).

                           "Business Day" means any day that is not a Saturday,
Sunday, or other day on which national banks are authorized or required to close.



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                           "Capital Lease Obligation" means, as to any Person,
the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

                           "Change of Control" means the occurrence of one or
more of the following events:

                           (a) the Permitted Holder ceases to be the direct or
indirect beneficial owner (as defined below) of Voting Stock of Borrower representing an amount of such Voting Stock greater than the amount beneficially owned by any other Person or Group (as defined below);

                           (b) the Permitted Holder ceases to be the direct or
indirect beneficial owner of interests or participations in, or measured by the profits of, Borrower representing an amount of such interests or participations greater than the amount beneficially owned by any other Person or Group;

                           (c) any sale, lease, exchange or other transfer (in
one transaction or in a series of related transactions) of all or substantially an of the assets of Borrower to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement) that is not beneficially owned or controlled, directly or indirectly, by the Permitted Holder; or

                           (d) the Permitted Holder ceases to have the right or
ability, by voting power, control, contract or otherwise, to control a majority of the Board of Directors of Borrower.

                           The terms "beneficially own", "beneficial owner" and
"Group" shall have the meanings ascribed to such terms in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that, for the purposes of this definition of "Change of Control" only, any Person or Group other than the Permitted Holder shall be deemed to be the current beneficial owner of any shares of Voting Stock of Borrower, or any interests or participations in, or measured by the profits of, Borrower, that are issuable upon the exercise of any option, warrant or similar right, or upon the conversion any convertible security, in either case owned by such Person or Group without regard to whether such option, warrant or convertible security is currently exercisable or convertible.

                           "Closing Date" means the date of the first to occur
of (a) the making of the initial Advance, (b) the issuance of the initial Letter of Credit, or (c) the acknowledgment, in writing, by Foothill that each of the conditions contained in Section 3.1 have been fulfilled.


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                           "Code" means the New York Uniform Commercial Code.

                           "Collateral" means the Borrower Collateral and the
Guarantor Collateral.

                           "Collections" means all cash, checks, notes,
instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                           "Compliance Certificate" means a certificate
substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrower to Foothill.

                           "Concentration Account" means one or more accounts of
Borrower maintained with the Concentration Account Banks or such other deposit accounts that have been established by Borrower at the Concentration Account Banks and subject to a Concentration Account Agreement acceptable to Foothill.

                           "Concentration Account Agreement" means an agreement
in form and substance reasonably satisfactory to Foothill, among Foothill, Borrower, and a Concentration Account Bank.

                           "Concentration Account Banks" means Harris Bank and
Trust Company or such other depository institutions that have been designated, in writing, by Borrower to Foothill, and that have been approved by Foothill.

                           "Daily Balance" means the amount of an Obligation
owed at the end of a given day.

                           "deems itself insecure" means that the Person deems
itself insecure in accordance with the provisions of Section 1-208 of the Code.

                           "Default" means an event, condition, or default that,
with the giving of notice, the passage of time, or both, would be an Event of Default.

                           "Designated Account" means an account of Borrower
maintained with Borrower's Designated Account Bank that has been designated, in writing, by Borrower to Foothill, or such other deposit account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Foothill.

                           "Designated Account Bank" means Harris Bank and Trust
Company.



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                           "Disbursement Letter" means an instructional letter
executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

                           "Disputed Amount" means the total amount that is
being claimed as owed by Borrower to contractors, materialmen, laborers, or suppliers identified on Schedule D-1 and in connection with the renovations of Borrower's stores identified on Schedule D-1, which renovations were completed after Borrower's emergence from Chapter 11 proceedings and before the Closing Date.

                           "Disputed Amount Reserve" has the meaning set forth
in Section 2.1(e).

                           "Dollars or $" means United States dollars.

                           "Early Termination Premium" has the meaning set forth
in Section 3.6.

                           "Equipment" means all of the Obligors' present and
hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of any Obligor in any of the foregoing, and
(b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                           "Equity Acquisition Expenditures" means the Dollar
amount of expenditures made by Borrower in connection with the consummation of Acquisitions by Borrower that, pursuant to the terms hereof, are allocated to Equity Proceeds.

                           "Equity Capital Expenditures" means the Dollar amount
of capital expenditures made or incurred by Borrower that, pursuant to the terms hereof, are allocated to Equity Proceeds.

                           "Equity Proceeds" means the aggregate Dollar amount
of Net Issuance Proceeds received by Borrower on or after the Closing Date.

                           "ERISA" means the Employee Retirement Income Security
Act of 1974, 29 U.S.C. ss.ss. 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                           "ERISA Affiliate" means (a) any corporation subject
to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c)


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solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any
organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

                           "ERISA Event" means (a) a Reportable Event with
respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to
Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

                           "Escrow Agreement" shall have the meaning assigned to
that term in the Subordinated Creditor Indenture, as such agreement is in effect as of the Closing Date.

                           "Escrowed Interest Account" means one or more
accounts established with the Subordinated Creditor pursuant to the terms of the Escrow Agreement for the deposit of the Escrow Funds and the Pledged Securities.

                           "Escrowed Funds" shall have the meaning assigned to
that term in the Subordinated Creditor Indenture, as such agreement is in effect as of the Closing Date.

                           "Estimated Disputed Amount" means (a) as of the
Closing Date, $3,100,000, and (b) thereafter, the amount that Borrower most recently has certified to Foothill as the amount that it in good faith, reasonably estimates (based upon the advice of its professional advisors) to be the Disputed Amount.

                           "Estimated Resolution Percentage" means, as of any
date of determination, an amount equal to 66-2/3%.

                           "Eurodollar Rate" means, with respect to the Interest
Period for a Eurodollar Rate Loan, the interest rate per annum at which United States dollar deposits are offered to Foothill (or its Affiliates) by major banks in the London interbank market (or other Eurodollar Rate market selected by Foothill (or its Affiliates) if Foothill (or its Affiliates) reasonably determines that the London interbank market has ceased to be a suitable interbank market for the designation of offshore United States dollar deposit interest rates) on or about 2:00 p.m. (New York time) 2 Business Days prior to the commencement of such Interest Period in amounts comparable to the amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

                           "Eurodollar Rate Loans" means any Advance (or any
portion thereof) made or outstanding hereunder during any period when interest on such Advance (or portion thereof) is payable based on the Adjusted Eurodollar Rate.

                           "Event of Default" has the meaning set forth in
Section 8.

                           "Exchange Act" means the Securities Exchange Act of
1934, as amended, or any successor statute or statutes thereto.

                           "FEIN" means Federal Employer Identification Number.

                           "Foothill" has the meaning set forth in the preamble
to this Agreement.

                           "Foothill Account" has the meaning set forth in
Section 2.7.

                           "Foothill Expenses" means all: costs or expenses
(including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals); costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                           "GAAP" means generally accepted accounting principles
as in effect from time to time in the United States, consistently applied.

                           "General Intangibles" means all of the Obligors'
present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, chooses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

                           "Governing Documents" means the certificate or
articles of incorporation, by-laws, or other organizational or governing documents of any Person.

                           "Guaranty" means that certain General Continuing
Guaranty, dated as of even date herewith, executed by the Guarantors in favor of Foothill in the form attached hereto as Exhibit G-1.

                           "Guarantor Collateral" means each and all of the
items of personal property collateral in which liens and security interests have been granted to Foothill pursuant to the Loan Documents to which the Guarantors are a party.

                           "Guarantor Security Agreement" means a security
agreement, dated as of even date herewith, entered into between Foothill on the one hand and the Guarantors on the other hand, in the form attached hereto as Exhibit G-2.

                           "Guarantors" means Discovery Zone (Canada), Limited,
a corporation organized under the laws of Canada, Discovery Zone (Puerto Rico) Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico, and Discovery Zone Licensing, Inc., a Nevada corporation.

                           "Hazardous Materials" means (a) substances that are
defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                           "Indebtedness" means: (a) all obligations of Borrower
for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all Capital Lease Obligations, (d) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person, and (e) any obligation of Borrower under any Interest Swap Obligation.

                           "Insolvency Proceeding" means any proceeding
commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                           "Intangible Assets" means, with respect to any
Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                           "Intercreditor Agreement" means an Intercreditor
Agreement between Foothill and Subordinated Creditor and acknowledged by Borrower in the form attached hereto as Exhibit I-1.

                           "Interest Period" means, for any Eurodollar Rate
Loan, the period commencing on the Business Day such Eurodollar Rate Loan is disbursed or continued, or on the Business Day on which a Reference Rate Loan is converted to such Eurodollar Rate Loan, and ending on the date 1, 2, or 3 months thereafter, as selected by Borrower pursuant to Section 2.1(c), and as further provided in Section 2.12.

                           "Interest Swap Obligations" means the obligations of
any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

                           "Inventory" means all present and future inventory in
which any Obligor has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of the Obligors' present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

                           "Investment Property" means "investment property" as
that term is defined in Section 9-115 of the Code.

                           "IRC" means the Internal Revenue Code of 1986, as
amended, and the regulations thereunder.

                           "L/C" has the meaning set forth in Section 2.2(a).

                           "L/C Guaranty" has the meaning set forth in Section
2.2(a).

                           "Letter of Credit" means an L/C or an L/C Guaranty,
as the context requires.

                           "Letter of Credit Usage" means the sum of (a) the
undrawn amount of outstanding Letters of Credit plus (b) the amount of unreimbursed drawings under Letters of Credit.

                           "Lien" means any interest in property securing an
obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

                           "Loan Account" has the meaning set forth in Section
2.10.

                           "Loan Documents" means this Agreement, the Letters of
Credit, the Stock Pledge Agreement, the Trademark Security Agreement, the Guaranty, the Guarantor Security Agreement, the Intercreditor Agreement, the Disbursement Letter, the Concentration Account Agreements, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

                           "Material Adverse Change" means (a) a material
adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Obligors taken as a whole; (b) the material impairment of the ability of the

Obligors taken as a whole to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral.

                           "Maximum Revolving Amount" means $10,000,000.

                           "McDonald's" means McDonald's Corporation, a Delaware
corporation, and its successors and assigns.

                           "McDonald's Collateral" means those certain fourteen
parcels of real property and related fixtures, including, without limitation, any identifiable proceeds thereof that are subject to McDonald's Senior Liens.

                           "McDonald's Documents" means the agreement to
indemnify as set forth in Section 10.3(f) and Section 11.2(a)(iii) of that certain Agreement and Plan of Merger, dated as of August 30, 1994, by and among Discovery Zone, Inc., Discovery Zone International, Inc., Leaps & Bounds, Inc. and McDonald's; the McDonald's Secured Note; and the McDonald's Rent Deferral Secured Notes.

                           "McDonald's Rent Deferral Secured Notes" means
secured promissory notes issued by Borrower in favor of McDonald's pursuant to the Plan of Reorganization, which notes represent restructuring of rent deferrals which McDonald's granted to Borrower during bankruptcy proceedings of Borrower in an estimated aggregate principal amount of up to $265,000, which rent deferrals will continue to accrue after the Closing Date and increase the principal amount owing under such notes and the interest on which notes will be capitalized and payable on maturity.

                           "McDonald's Secured Note" means a secured promissory
note issued by Borrower in favor of McDonald's pursuant to the Plan of Reorganization, which note represents restructured secured claims against Borrower in an estimated aggregate principal amount of up to $4,600,000.

                           "McDonald's Senior Liens" shall have the meaning
assigned to that term in the Subordinated Creditor Indenture, as such agreement is in effect as of the Closing Date.

                           "Multiemployer Plan" means a "multiemployer plan" (as
defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

                           "Negotiable Collateral" means all of the Obligors'
present and future letters of credit, notes, drafts, instruments, Investment Property, documents, personal property leases (wherein an Obligor is the lessor), chattel paper, and Books relating to any of the foregoing.

                           "Net Issuance Proceeds" means, in respect of any
issuance of equity securities by Borrower, cash proceeds received by Borrower in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of Borrower.

                           "Obligations" means all loans, Advances, debts,
principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                           "Obligor" means Borrower and the Guarantors, and each
of them or any one of them, as the context requires.

                           "Obligor Intellectual Property" means the General
Intangibles of the Obligors' consisting of: (a) all trademarks, service marks, trade names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature; and (b) all the goodwill of the Obligors' business symbolized by the foregoing or associated therewith.

                           "Ordinary Course Dispositions" means dispositions
consisting of (a) sales or other dispositions of Inventory in the ordinary course of the Obligors' business as currently conducted, (b) sales or other dispositions of Equipment in the ordinary course of the Obligors' business, (c) dispositions of cash and cash equivalents consistent with the provisions hereof,
(d) granting of license rights with respect to Obligor Intellectual Property in connection with licenses or franchises entered into by the Obligors in the ordinary course of business, and (e) sales of unimproved land.

                           "Overadvance" has the meaning set forth in Section
2.5.

                           "PBGC" means the Pension Benefit Guaranty Corporation
as defined in Title IV of ERISA, or any successor thereto.

                           "Permitted Acquisition" means any Acquisition by
Borrower so long as:

                           (a) no Default or Event of Default shall have
                  occurred and be continuing or would result from the consummation of the proposed Acquisition,

                           (b) the assets being acquired, or the Person whose
                  capital Stock is being acquired, are useful in or engaged in, as applicable, the operation of family entertainment centers,

                           (c) after giving effect to the proposed Acquisition,
                  Borrower will not have made Permitted Acquisition Expenditures
                  (a) during the period comprised of Borrower's fiscal year 1998 and Borrower's fiscal year 1999, in excess of the Permitted Acquisition Amount for such period plus the amount, if any, of the Permitted Equity Proceeds Amount, (b) during Borrower's fiscal year 2000, in excess of the Permitted Acquisition Amount for such period plus the amount, if any, of the Permitted Equity Proceeds Amount, (c) during Borrower's fiscal year 2001, in excess of the Permitted Acquisition Amount for such period plus the amount, if any, of the Permitted Equity Proceeds Amount, and (d) during Borrower's fiscal year 2002, in excess of the Permitted Acquisition Amount for such period plus the amount, if any, of the Permitted Equity Proceeds Amount. For purposes of the foregoing, any amounts expended in connection with the consummation of an Acquisition in a given period shall be allocated first, to the applicable Permitted Acquisition Amount and, second, to the Permitted Equity Proceeds Amount,

                           (d) in the case of an asset Acquisition, Borrower
                  shall be the party purchasing and acquiring such assets and Borrower shall have executed and delivered any and all security agreements, UCC-1 financing statements, fixture filings, and other documentation requested by Foothill in order to include the newly acquired assets within the Collateral, subject to a perfected security interest in favor of Foothill, and

                           (e) in the case of a Stock Acquisition, concurrent
                  with the consummation of such Acquisition, the acquired Person shall have been merged with and into Borrower, with Borrower as the survivor of such merger (provided, however, that, with the consent of Foothill, which consent will not be unreasonably withheld, the acquired Person need not be merged with and into Borrower, but if the acquired Person is not merged into Borrower it shall, concurrent with the consummation of the Acquisition, execute and deliver a continuing guaranty of the Obligations, security agreements, financings statements, and any other documents required by Foothill in order to cause such acquired Person to be obligated on account of the Obligations and to have granted Foothill a perfected security interest in substantially all of its property and assets) and Borrower shall have executed and delivered any and all security agreements, UCC-1 financing statements, fixture filings, and other documentation requested by Foothill in order to include the assets of the acquired Person within the Collateral, subject to a perfected security interest in favor of Foothill.

                           "Permitted Acquisition Amount" means (a) for the
period comprised of Borrower's fiscal year 1998 and Borrower's fiscal year 1999, an amount equal to $5,000,000 minus the amount of Permitted Acquisition Expenditures made or incurred during such period, (b) for Borrower's fiscal year 2000, an amount equal to $2,500,000 minus the amount of Permitted Acquisition Expenditures made or incurred during such period, (c) for Borrower's fiscal year 2001, an amount equal to $2,500,000 minus the amount of Permitted Acquisition Expenditures made or incurred during such period, and (d) for Borrower's fiscal year 2002, an amount equal to $2,500,000 minus the amount of Permitted Acquisition Expenditures made or incurred during such period.

                           "Permitted Acquisition Expenditures" means, for any
period of determination, the Dollar amount expended by Borrower in connection with the consummation of one or more Permitted Acquisitions during such period.

                           "Permitted Capital Expenditure Amount" means (a) for
the period comprised of Borrower's fiscal year 1998 and Borrower's fiscal year 1999, an amount equal to $24,000,000 minus the amount of Permitted Acquisition Expenditures made or incurred during such period, (b) for Borrower's fiscal year 2000, an amount equal to (i) $4,000,000 plus (ii) the lesser of (y) the amount, if any, remaining unutilized pursuant to clause (a), and (z) $2,000,000, minus
(iii) the amount of Permitted Acquisition Expenditures made or incurred during such period, (c) for Borrower's fiscal year 2001, an amount equal to (i) $4,000,000 plus (ii) the lesser of (y) the amount, if any, remaining unutilized pursuant to clause (b), and (z) $2,000,000, minus (iii) the amount of Permitted Acquisition Expenditures made or incurred during such period, and (d) for Borrower's fiscal year 2002, an amount equal to (i) $4,000,000 plus (ii) the lesser of (y) the amount, if any, remaining unutilized pursuant to clause (c), and (z) $2,000,000, minus (iii) the amount of Permitted Acquisition Expenditures made or incurred during such period.

                           "Permitted Disposition" means (a) Ordinary Course
Dispositions, (b) the sale or other disposition of the McDonald's Collateral if and to the extent permitted by the McDonald's Documents, (c) subject to the prior or concurrent satisfaction of the Release Condition with respect thereto, the sale or other disposition of the Stock or assets of DZ Party, Inc., a Delaware corporation, and (d) subject to the prior or concurrent satisfaction of the Release Condition with respect thereto, sales of other dispositions by or on behalf of the Obligors of properties or assets having a value of not more than $500,000 per sale or other disposition, and having a value, in the aggregate in any one year, of not more than $2,500,000 (of which, not more than $1,000,000 can be on account of the sale or other disposition of stores (or their properties and assets) that compose Borrower's Top 100 Stores).

                           "Permitted Equity Proceeds Amount" means, as of any
date of determination, the result of (a) 50% of the first $10,000,000 of Equity Proceeds, plus (b) 100% of any Equity Proceeds in excess of $10,000,000, minus
(c) the sum of (i) the amount of Equity Capital Expenditures made or incurred prior to the date of determination, plus (ii) the amount of Equity Acquisition Expenditures made prior to the date of determination.

                           "Permitted Holder" means Birch Acquisition L.L.C. so
long as such entity is directly or indirectly controlled by Martin S. Davis or, in the event of his death, by Greg S. Feldman.

                           "Permitted Indebtedness" means:

                           (a) Indebtedness incurred by the Obligors in
connection with or arising out of Capital Lease Obligations or Purchase Money Obligations; provided that the aggregate principal amount at any one time outstanding of all such Capital Lease Obligations and Purchase Money Obligations does not exceed $5,000,000;

                           (b) Indebtedness owed by Borrower to any Subsidiary
of Borrower for so long as (i) any such Indebtedness is held by a Subsidiary of Borrower, (ii) any such Indebtedness shall not be secured by a Lien on any asset of Borrower or its Subsidiaries, and (iii) any such Indebtedness shall be subordinated, pursuant to a written agreement, to Borrower's obligations under this Agreement; provided, however, that, as of any date that (1) any Person other than a Subsidiary of Borrower owns or holds any such Indebtedness of Borrower or (2) any such Indebtedness of Borrower is secured by a Lien on any asset of Borrower or its Subsidiaries, any such date shall be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness;

                           (c) Indebtedness of any Subsidiary of Borrower to
Borrower or to any other Subsidiary of Borrower for so long as (i) such Indebtedness is held by Borrower or a Subsidiary of Borrower, (ii) any such Indebtedness from any Subsidiary of Borrower to Borrower in excess of $500,000 in aggregate principal amount shall be evidenced by a written promissory note or other instrument in form and substance reasonably satisfactory to Foothill, and
(iii) any such Indebtedness shall not be secured by a Lien on any asset of any Subsidiary of Borrower held by a Person other than Borrower or a Subsidiary of Borrower; provided, however, that, as of any date that (1) any Person other than Borrower or a Subsidiary of Borrower owns or holds such Indebtedness or (2) any such Indebtedness is secured by a Lien on any asset of Borrower or its

Subsidiaries held by any Person other than Borrower or a Subsidiary of Borrower, any such date shall be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness;

                           (d) Interest Swap Obligations of Borrower covering
Indebtedness of Borrower or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary covering Indebtedness of such Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect Borrower and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with this Agreement to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

                           (e) Indebtedness of Borrower outstanding on the
Closing Date pursuant to the McDonald's Secured Note, the McDonald's Rent Deferral Secured Notes (including Indebtedness resulting from future rent deferrals to the extent and in the manner contemplated by the McDonald's Rent Deferral Secured Notes as in effect on the Closing Date) and the Pre-petition Tax Payables, as reduced by the amount of any prepayments permitted by this Agreement or scheduled amortization payments when actually paid or by any permanent reductions thereof; and

                           (f) Indebtedness of Borrower outstanding on the
Closing Date incurred under the Subordinated Creditor Indenture.

                           "Permitted Investments" means investments in joint
ventures, corporations, limited liability companies, or partnerships formed by Borrower, which joint ventures, corporations, limited liability companies, or partnerships engage in businesses that are the same as, or similar or related to, the business of Borrower as of the Closing Date; provided, however, that the amount that may be invested pursuant hereto shall not exceed, in the period commencing on July 22, 1997 and ending on July 21, 1998, $500,000 and in any successive 12-month period thereafter, $500,000 plus any cumulative, unutilized portion of such amounts that could have been invested pursuant hereto during any of the prior 12-month periods.

                           "Permitted Liens" means:

                           (a) Liens held by Foothill;

                           (b) Liens for taxes, assessments or governmental
charges or claims either (i) not delinquent or (ii) are the subject of Permitted Protests;

                           (c) Liens to secure Indebtedness of Borrower incurred
under the Subordinated Creditor Indenture and the McDonald's Senior Liens;

                           (d) Liens arising by operation of law in favor of
warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of any Obligor and not in connection with the borrowing of money, and which Liens either, (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests;

                           (e) Liens incurred or deposits made in the ordinary
course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to see the performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                           (f) Liens or deposits to secure performance of bids,
tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of any Obligor and not in connection with the borrowing of money;

                           (g) Liens arising by reason of security for surety or
appeal bonds in the ordinary course of business of any Obligor;

                           (h) Liens of or resulting from any judgment or award
against any Obligor that reasonably could not be expected to result in a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which such Obligor is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured;

                           (i) easements, rights-of-way, zoning restrictions and
other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of any Obligor, or impair the use or operation of the Collateral by any Obligor, or impair the value of Foothill's Lien thereon or therein;

                           (j) any interest or title of a lessor under any
Capital Lease Obligation permitted to be incurred under this Agreement pursuant to clause (a) of the definition of "Permitted Indebtedness;" provided that such Liens do not extend to any property or assets which are not leased property subject to such Capital Lease Obligation;

                           (k) Purchase Money Liens of any Obligor acquired in
the ordinary course of business; provided, however, that (i) the related Purchase Money Obligation shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Borrower or any Subsidiary of Borrower other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

                           (l) Liens encumbering deposits made to secure
obligations arising from statutory, regulatory, contractual, or warranty requirements of any Obligor, including rights of offset and set-off;

                           (m) Liens securing Interest Swap Obligations, which
Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Agreement;

                           (n) Liens in favor of Borrower or any Subsidiary of
Borrower on assets of any other Subsidiary of Borrower; and

                           (o) Acquisition Liens.

                           "Permitted Protest" means the right of any Obligor to
protest any Lien other than any such Lien that secures the Obligations, tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of such Obligor as may be required in accordance with GAAP, and, if the aggregate amount of such obligations is in excess of $2,000,000, then such reserve shall be in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by such Obligor in good faith, and (c) Foothill is satisfied that, while any such protest is pending, there will be no material impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

                           "Person" means and includes natural persons,
corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                           "Plan" means any employee benefit plan, program, or
arrangement maintained or contributed to by any Obligor or with respect to which it may incur liability.

                           "Plan of Reorganization" means the Third Amended
Joint Plan of Reorganization of Discovery Zone, Inc., dated March 11, 1997, as amended.

                           "Pledged Securities" shall have the meaning assigned
to that term in the Subordinated Creditor Indenture, as such agreement is in effect as of the Closing Date.

                           "Pre-petition Tax Payables" means pre-petition tax
claims restructured pursuant to the Plan of Reorganization as pre-petition tax payables having an estimated aggregate maximum principal amount of up to $5,000,000, which claims have maturities of up to six years from the original date of assessment, require principal payments in equal installments and accrue simple interest at not greater than 12% per annum.

                           "Purchase Money Liens" means (i) Liens to secure or
securing Purchase Money Obligations permitted to be incurred under this Agreement pursuant to clause (a) of the definition of "Permitted Indebtedness;" and (ii) Liens to secure Indebtedness incurred solely to refinance Purchase Money Obligations pursuant to the provisions of Section 7.1(c) and 7.2.

                           "Purchase Money Obligations" means Indebtedness,
representing, or incurred to finance, the cost of acquiring any assets; provided that (i) the principal amount of such Indebtedness does not exceed 100% of such cost, (ii) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired and
(iii) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 90 days of the acquisition of such property or asset.

                           "Reference Rate" means the variable rate of interest,
per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

                           "Reference Rate Loan" means any Advance (or any
portion thereof) made or outstanding hereunder during any period when interest on such Advance (or portion thereof) is payable based on the Reference Rate.

                           "Release Condition" means that (a) no Default or
Event of Default has occurred and is continuing or would result therefrom, (b) the applicable Obligor is receiving at least fair value for the property or assets that are the subject of the disposition, and (c) at least 85% of the consideration received by such Obligor shall be in the form of cash or cash equivalents.

                           "Renewal Date" has the meaning set forth in Section
3.4.

                           "Reportable Event" means any of the events described
in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

                           "Requirement of Law" means, as to any Person: all (a)
(i) statutes and regulations and (ii) court orders and injunctions, arbitrators's decisions, and/or similar rulings, in each instance by any Governmental Authority, or other body which has jurisdiction over such Person, or any property of such Person, or of any other Person whose conduct such Person would be responsible; and (b) that Person's organizational documents, by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

                           "Reserve Percentage" means and refers to, as of the
date of determination thereof, the maximum percentage (rounded upward, if necessary to the nearest 1/100th of 1%), as determined by Foothill (or its Affiliates) in accordance with its (or their) usual procedures (which determination shall be conclusive in the absence of manifest error), that is in effect on such date as prescribed by the Federal Reserve Board for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") by Foothill or its Affiliates.

                           "Retiree Health Plan" means an "employee welfare
benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

                           "Solvent" means, with respect to any Person on a
particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                           "Stock" means all shares, options, warrants,
interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

                           "Stock Pledge Agreement" means a Stock Pledge
Agreement, dated as of even date herewith, in the form of Exhibit S-1, executed and delivered by Borrower to Foothill, with respect to the Stock of the Subsidiaries of Borrower.

                           "Store Contribution" means, for each of Borrower's
store locations as determined for any applicable period, an amount equal to Store Net Revenues for such store location, minus Store Expenses for such store location.

                           "Store Expenses" means, for any applicable period,
the sum of all direct operating expenses for each such store location, including allocated property and liability insurance costs and central reservation costs excluding (a) sales, marketing, and entertainment expenses, (b) general and administrative expenses, (c) depreciation and amortization expenses, (d) interest expense, (e) losses on the disposition of assets, (f) expenses associated with capital asset acquisitions,
(g) non-cash GAAP rental expense adjustments, and (h) other non-store operating expenses with respect to such store location, in each case as determined in accordance with GAAP for such period.

                           "Store Net Revenues" means, for any applicable
period, the aggregate amount of gross revenues for such store location minus (a) discounts and allowances for uncollectible amounts, (b) interest income, and (c) gains on the disposition of assets with respect to such store location, in each case as determined in accordance with GAAP for such period.

                           "Subordinated Creditor" means State Street Bank and
Trust Company in its capacity as trustee and collateral agent.

                           "Subordinated Creditor Indenture" means that certain
Indenture, dated as of July 22, 1997 among Borrower, as issuer, the subsidiary guarantor's named therein, and Subordinated Creditor, as such agreement may be amended, modified, supplemented, refinanced, or replaced from time to time in accordance with the provisions of this Agreement and the Intercreditor Agreement.

                           "Subsidiary" of a Person means a corporation,
partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

                           "Trademark Security Agreement" means a Trademark
Security Agreement, dated as of even date herewith, in the form of Exhibit T-1, executed and delivered by Discovery Zone Licensing, Inc., a Nevada corporation, to Foothill.

                           "Voidable Transfer" has the meaning set forth in
Section 15.8.

                           "Voting Stock" means, with respect to any Person, one
or more classes of the Stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                  1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

                  1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

                  1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

                  1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

         2.       LOAN AND TERMS OF PAYMENT.

                  2.1 Revolving Advances.

                           (a) Subject to the terms and conditions of this
Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less (A) the Letter of Credit Usage. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                                    (x) 133% of Borrower's Adjusted Aggregate
                  Store Contribution, minus

                                    (z) the aggregate amount of reserves, if

                  any, established and maintained by Foothill from time to time pursuant to the Loan Documents, including such reserves established under Sections 2.1(b), 2.1(e), 6.15, 8.8, or 10 or under the definition of Permitted Protest.

                           (b) Anything to the contrary in Section 2.1(a) above
notwithstanding, Foothill may create reserves against or reduce its advance rate based upon Adjusted Aggregate

Store Contribution if it determines in good faith that there has occurred a Material Adverse Change.

                           (c) Foothill shall have no obligation to make
Advances hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Revolving Amount. Each Advance shall be made upon Borrower's request (pursuant to the terms of Section 2.12), which request shall be irrevocable except as set forth in Section 2.12, specifying (i) the amount of the requested Advance; (ii) the requested funding date of such Advance; (iii) whether the Advance is to constitute a Eurodollar Rate Loan or a Reference Rate Loan; and (iv) if such Advance is to constitute a Eurodollar Rate Loan, the requested Interest Period therefor. If requested Advance constitutes a Eurodollar Rate Loan, such request must be delivered to Foothill no later than 2:00 p.m. (New York time) two Business Days prior to the requested funding date therefor.

                           (d) Amounts borrowed pursuant to this Section 2.1 may
be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                           (e) Anything to the contrary in this Agreement
notwithstanding, Foothill shall have the right to establish and maintain a reserve (the "Disputed Amount Reserve") against the Borrowing Base and the Maximum Revolving Amount in an amount, at all times, equal to the Estimated Resolution Percentage times the Estimated Disputed Amount; it being understood and agreed that (i) Foothill will reduce the amount of the foregoing reserve at the request of Borrower if the Estimated Dispute Amount has been reduced and if Borrower has provided Foothill with a certificate detailing its calculations of the Disputed Amount and setting forth the amount that it in good faith, reasonably estimates (based upon the advice of its professional advisors) to be the then extant Disputed Amount, (ii) in connection with the resolution of and payment of amounts that compose the Disputed Amount, Foothill will reduce the amount of the foregoing reserve and make Advances to Borrower (in an amount not to exceed the Estimated Resolution Percentage times the amount of such reduction plus the amount, if any, of additional Advances that otherwise may be available under Section 2.1 without giving effect to the reduction of the reserve) if and to the extent that, after giving effect to such reduction and Advance, the Estimated Disputed Amount is not greater than 150% times the Disputed Amount Reserve and so long as Borrower provides Foothill evidence satisfactory to Foothill that, concurrent with such resolution and payment, all claims in favor of the affected contractors, materialmen, laborers, or suppliers in respect of the particular project will have been discharged and any liens in favor of them will have been released, and (iii) in connection with the posting of a payment bond concerning amounts that compose the Disputed Amount, Foothill will reduce the amount of the foregoing reserve and issue Letters of Credit in favor of one or more bonding companies (in an amount not to exceed the Estimated Resolution Percentage times the amount of such reduction plus the amount, if any, of additional Advances that otherwise may be available under Section 2.1 without giving effect to the reduction of the reserve) if and to the extent that, after giving effect to such reduction and the issuance of such Letter of Credit, the Estimated Disputed Amount is not greater than 150% times the Disputed Amount Reserve and so long as Borrower provides Foothill evidence that, concurrent with such resolution and issuance of the Letter of Credit, the bonding company that is the beneficiary of the subject Letter of Credit will have waived, in favor of Foothill, its rights of subrogation to the rights of the affected contractors, materialmen, laborers, or suppliers in respect of the particular project and will have agreed to look solely to the subject Letter of Credit for payment of any amounts owed to it that are occasioned by payments under the subject bond.

                  2.2 Letters of Credit.

                           (a) Subject to the terms and conditions of this
Agreement, Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Foothill shall have no obligation to issue a Letter of Credit if any of the following would result:

                                    (i) the Letter of Credit Usage would exceed
                  the Borrowing Base less the amount of outstanding Advances less the aggregate amount of reserves established and maintained from time to time pursuant to the Loan Documents, including such reserves established under Sections 2.1(b), 2.1(e), 6.15, 8.8, or 10 or under the definition of Permitted Protest; or

                                    (ii) the Letter of Credit Usage would exceed
                  the lower of: (x) the Maximum Revolving Amount less the amount of outstanding Advances less the aggregate amount of reserves established and maintained from time to time pursuant to the Loan Documents, including such reserves established under Sections 2.1(b), 2.1(e), 6.15, 8.8, or 10 or under the definition of Permitted Protest; or (y) $2,000,000; or

                                    (iii) the outstanding Obligations would
                  exceed the Maximum Revolving Amount.

Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Foothill in its sole discretion. If Foothill is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Foothill and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6.

                           (b) Borrower hereby agrees to indemnify, save,
defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

                           (c) Borrower hereby authorizes and directs any bank
that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                           (d) Any and all charges, commissions, fees, and costs
incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

                           (e) Immediately upon the termination of this
Agreement, Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to 105% of the maximum amount of Foothill's obligations under Letters of Credit, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

                           (f) If by reason of (i) any change in any applicable
law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                           (A) any reserve, deposit, or similar requirement is
or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

                           (B) there shall be imposed on the issuing bank or
Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in
Section 2.6(a)(ii) or (c)(i), as applicable. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

                  2.3 [Intentionally omitted].

                  2.4 [Intentionally omitted].

                  2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and
2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay Advances outstanding under Section 2.1 and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit.

                  2.6 Interest and Letter of Credit Fees: Rates, Payments, and Calculations.

                           (a) Interest Rate. Except as provided in clause (c)
below, (i) each Eurodollar Rate Loan shall bear interest at a per annum rate of
3.75 percentage points above the

Adjusted Eurodollar Rate; and (ii) all other Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate of 1.00 percentage points above the Reference Rate.

                           (b) Letter of Credit Fee. Borrower shall pay Foothill
a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to 1.5% per annum times the aggregate undrawn amount of all outstanding Letters of Credit.

                           (c) Default Rate. Upon the occurrence and during the
continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate equal to 5.00 percentage points above the Reference Rate, and (ii) the Letter of Credit fee provided in Section 2.6(b) shall be increased to 3.5% per annum times the aggregate undrawn amount of all Letters of Credit.

                           (d) Minimum Interest. In no event shall the rate of
interest chargeable hereunder for any day be less than 6.50% per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

                           (e) Payments. Interest and Letter of Credit fees
payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

                           (f) Computation. The Reference Rate as of the date of
this Agreement is 8.50% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

                           (g) Intent to Limit Charges to Maximum Lawful Rate.
In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

                  2.7 Collection of Accounts. From and after the date on which the initial Advance is made hereunder or the initial Letter of Credit is issued hereunder, Borrower either (a) shall remit, on a daily basis, all of its Collections to the Concentration Accounts, or (b) shall deposit, on a daily basis, all of its Collections to a deposit account of Borrower all of the proceeds of which are remitted, on a daily basis, to the Concentration Account. To the extent that 10 or more of Borrower's stores deposit their Collections to the same depositary bank, Borrower agrees that it shall provide Foothill with a Concentration Account Agreement with respect to such deposit account. From and after the date on which the initial Advance is made hereunder or the initial Letter of Credit is issued hereunder, all amounts received in the Concentration Accounts automatically shall be wire transferred each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill.

                  2.8 Crediting Payments; Application of Collections. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Concentration Account Banks pursuant to the Concentration Account Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for 1 Business Day of 'clearance' or 'float' at the rate set forth in Section 2.6(a)(ii) or Section 2.6(c)(i), as applicable, on all Collections that are received by Borrower or Foothill (regardless of whether forwarded by the Concentration Account Banks to Foothill, whether provisionally applied to reduce the Obligations outstanding under Section 2.1, or otherwise). This across-the-board 1 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging 1 Business Days of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding:

                           (a) any Collection item shall be deemed received by
Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day; and

                           (b) so long as no Event of Default has occurred and
is continuing, Collections only will be applied to Obligations that are not Eurodollar Rate Loans, and to the extent that all such Obligations other than Eurodollar Rate Loans have been repaid, additional Collections will be, at Borrower's direction, returned to Borrower or applied to such Eurodollar Rate Loans subject to any required payments under Section 2.16(d).

                  2.9 Designated Account. Foothill is authorized to make the Advances and the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

                  2.10 Maintenance of Loan Account; Statements of Obligations. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from the Concentration Account Banks. Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements.

                  2.11 Fees. Borrower shall pay to Foothill the following fees:

                           (a) Commitment Fee. On the Closing Date, a commitment
fee of $150,000;

                           (b) Unused Line Fee. On the first day of each month
during the term of this Agreement, an unused line fee in an amount equal to 0.50% per annum times the Average Unused Portion of the Maximum Revolving Amount.

                           (c) Annual Facility Fee. On each anniversary of the
Closing Date, an annual facility fee in an amount equal to 0.50% of the Maximum Revolving Amount;

                           (d) Financial Examination, Documentation, and
Appraisal Fees. Foothill's customary fee of $650 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill; Foothill's customary appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; and

                           (e) Servicing Fee. On the first day of each month
during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $2,500.

                  2.12 Eurodollar Rate Loans. Any other provisions herein to the contrary notwithstanding, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                           (a) Borrowing; Conversion; Continuation. Borrower may
from time to time, on or after the Closing Date, request in a written or telephonic communication with Foothill: (i) that a proposed Advance constitute a Eurodollar Rate Loan; (ii) that Reference Rate Loans be converted into Eurodollar Rate Loans; or (iii) that existing Eurodollar Rate Loans continue for an additional Interest Period. Any such request shall specify the aggregate amount of the requested Eurodollar Rate Loans, the proposed funding date therefor (which shall be a Business Day, and with respect to continued Eurodollar Rate Loans shall be the last day of the Interest Period of the existing Eurodollar Rate Loans being continued), and the proposed Interest Period, in each case subject to the limitations set forth below). Eurodollar Rate Loans may only be made, continued, or extended if, as of the proposed funding date therefor each of the following conditions is satisfied:

                                    (v) no Event of Default exists;

                                    (w) no more than five Interest Periods may
                  be in effect at any one time;

                                    (x) the amount of each Eurodollar Rate Loan
                  borrowed, converted, or continued must be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof;

                                    (y) Foothill shall have determined that the
                  Interest Period or Adjusted Eurodollar Rate is available to Foothill and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower; and

                                    (z) Foothill shall have received such
                  request at least two Business Days prior to the proposed funding date therefor.

                  Any request by Borrower to borrow Eurodollar Rate Loans, to convert Reference Rate Loans to Eurodollar Rate Loans, or to continue any existing Eurodollar Rate Loans shall be irrevocable, except to the extent that Foothill shall determine under Sections 2.12(a), 2.13 or 2.14 that such Eurodollar Rate Loans cannot be made or continued.

                           (b) Determination of Interest Period. By giving
notice as set forth in Section 2.12(a), Borrower shall have the option of selecting a 1 month, 2 month, or 3 month Interest Period for such Eurodollar Rate Loan. The determination of Interest Periods shall be subject to the following provisions:

                                    (i) in the case of immediately successive
                  Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                                    (ii) if any Interest Period would otherwise
                  expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day;

                                    (iii) if any Interest Period begins on the
                  last Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                                    (iv) Borrower may not select an Interest
                  Period which expires later than the Maturity Date.

                           (c) Automatic Conversion: Optional Conversion by
Foothill. Any Eurodollar Rate Loan shall automatically convert to a Reference Rate Loan upon the last day of the applicable Interest Period, unless Foothill has received a request to continue such Eurodollar Rate Loan at least two Business Days prior to the end of such Interest Period in accordance with the terms of Section 2.12(a). Any Eurodollar Rate Loan shall, at Foothill's option, upon notice to Borrower, convert to a Reference Rate Loan in the event that (i) an Event of Default shall have occurred and be continuing as of the last day of the Interest Period for such Eurodollar Rate Loan, or (ii) this Agreement shall terminate, and Borrower shall pay to Foothill any amounts required by Section 2.16 as a result thereof.

                  2.13 Illegality. Any other provision herein to the contrary notwithstanding, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Foothill to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the obligation of Foothill hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such, and convert Reference Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) Foothill's then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; provided, however, that before making any such demand, Foothill agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different lending office if the making of such a designation would allow Foothill or its lending office to continue to perform its obligations to make Eurodollar Rate Loans. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16. If circumstances subsequently change so that Foothill shall determine that it is no longer so affected, Foothill will promptly notify Borrower, and upon receipt of such notice, the obligations of Foothill to make or continue Eurodollar Rate Loans or to convert Reference Rate Loans into Eurodollar Rate Loans shall be reinstated.

                  2.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by Foothill with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof

                                    (i) shall subject Foothill to any tax, levy,
                  charge, fee, reduction, or withholding of any kind whatsoever with respect to this Agreement or any Advances, or change the basis of taxation of payments to Foothill in respect thereof (except for taxes covered by Section 2.15 and the establishment of a tax based on the net income of Foothill or changes in the rate of tax on the net income of Foothill);

                                    (ii) shall impose, modify or hold applicable
                  any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances or other extensions of credit by, or any other acquisition of funds by, any office of Foothill; or

                                    (iii)   shall impose on Foothill any other
                  condition with respect to this Agreement or any Advance;

and the result of any of the foregoing is to increase the cost to Foothill, by an amount which Foothill in good faith deems to be material, of making, converting into, continuing, or maintaining Eurodollar Rate Loans or to increase the cost to Foothill, by an amount which Foothill deems to be material, or to reduce any amount receivable hereunder in respect of Eurodollar Rate Loans, or to forego any other sum payable thereunder or make any payment on account thereof, then, in any such case, Borrower shall promptly pay Foothill, upon its demand, any additional amounts necessary to compensate Foothill for such increased cost or reduced amount receivable; provided, however, that before making any such demand, Foothill agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow Foothill or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and avoid the need for, or materially reduce the amount of, such increased cost. If Foothill becomes entitled to claim any additional amounts pursuant to this
Section 2.14, Foothill shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by Foothill to Borrower shall be conclusive in the absence of manifest error. If Borrower so notifies Foothill within 5 Business Days after Foothill notifies Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.14, Borrower may convert all Eurodollar Rate Loans then outstanding into Reference Rate Loans in accordance with Section 2.12 and, additionally, reimburse Foothill for any cost in accordance with Section 2.16. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

                           (b) If Foothill shall have determined that the
adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Foothill or any Person controlling Foothill with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on Foothill's or such Person's capital as a consequence of its obligations hereunder to a level below that which such Foothill or such Person could have achieved but for such change or compliance (taking into consideration Foothill's or such Person's policies with respect to capital adequacy) by an amount deemed by Foothill to be material, then from time to time, after submission by Foothill to Borrower of a prompt written request therefor, Borrower shall pay to Foothill such additional amount or amounts as will compensate Foothill or such Person for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amount payable hereunder for nine months following such termination and repayment. If Borrower so notifies Foothill within 30 days after Foothill provides Borrower with the written request by Foothill for the payment of such amounts as will compensate Foothill or any Person controlling Foothill for the reduction of the rate of return on Foothill's or such Person's capital, Borrower may terminate this Agreement within 90 days after such notice or written request in accordance with
Section 3.6 and, additionally, reimburse Foothill for any cost in accordance with Section 2.16.

                  2.15 Taxes. (a) Except as provided below in this Section 2.15, all payments made by Borrower under this Agreement and any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Authority, excluding net income taxes and franchise taxes imposed in lieu of net income taxes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to Foothill hereunder or under any other Loan Documents, the amounts so payable to Foothill shall be increased to the extent necessary to yield to Foothill (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any other Loan Documents, provided, however, that Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to Foothill if Foothill fails or is unable to comply with the requirements of paragraph (b) of this Section 2.15. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Foothill a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Foothill the required receipts or other required documentary evidence, Borrower shall indemnify Foothill for any incremental taxes, interest or penalties that may become payable by Foothill as a result of any such failure. The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

                           (b) Any participant or assignee of Foothill that is
not incorporated under the laws of the United States of America or a state thereof (any such Person, a "Foreign Lender") shall:

                                    (i) (x) on or before the date of any payment
                  by Borrower under this Agreement to such Foreign Lender, deliver to Borrower and Foothill (A) two duly completed copies of United States Internal Revenue Service Form 1001 or

                  4224, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without any deduction or withholding of any United States federal income taxes and (B) a duly completed Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

                                            (y) deliver to Borrower and Foothill
                  two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and

                                            (z) obtain such extensions of time
                  for filing and complete such forms or certifications as may reasonably be requested by Borrower or Foothill;

                  or

                                    (ii) in the case of any such Foreign Lender
                  that is not a "bank" within the meaning of Section 881(c)(3)(A) of the IRC and that does not comply with subparagraph (i) of this paragraph (b),

                                            (x) represent to Borrower
                  (for the benefit of Borrower and Foothill) that it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC,

                                            (y) deliver to Borrower on or
                  before the date of any payment by Borrower, with a copy to
                  Foothill: (1) a certificate stating that such Foreign Lender
                  (A) is not a "bank" under Section 881(c)(3)(A) of the IRC, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law, or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (B) is not a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the IRC, and (C) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the IRC (any such certificate a "U.S. Tax Compliance Certificate"); and (2) two duly completed copies of Internal Revenue Service Form W-8, or successor applicable form, certifying to such Foreign Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of
                  Section 881(c) of the IRC with respect to payments to be made under this Agreement (and to deliver to Borrower and Foothill two further copies of Form W-8 on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by Borrower or Foothill for filing and completing such forms), and

                                            (z) agree, to the extent legally
                  entitled to do so, upon reasonable request by Borrower, to provide to Borrower (for the benefit of Borrower and Foothill) such other forms as may be reasonably required in order to establish the legal entitlement of such Foreign Lender to an exemption from withholding with respect to payments under this Agreement;

                           (c) Foothill and each Foreign Lender shall, upon the
reasonable request by Borrower, deliver to Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by Borrower under this Agreement may be made free and clear of, and without deduction or withholding for or on Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of any jurisdiction, provided that Foothill or such Foreign Lender, as the case may be, is legally entitled to complete, execute and deliver such form or certificate and such completion, execution or submission would not materially prejudice the legal position of Foothill or such Foreign Lender, as the case may be, unless in any such case any change in treaty, law, or regulation has occurred after the date such Person becomes a Foreign Lender hereunder which renders all such forms and certificates inapplicable or which would prevent such Foreign Lender from duly completing and delivering any such form or certificate with respect to it and such Foreign Lender so advises Borrower and Foothill. Each Person that shall become an assignee or a participant shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications, and statements required pursuant to this Section 2.15; provided, however, that in the case of a participant the obligations of such participant pursuant to this paragraph (b) shall be determined as if such participant were an assignee except that such participant shall furnish all such required forms, certifications, and statements to Foothill.

                  2.16 Indemnity. Borrower agrees to indemnify Foothill and to hold Foothill harmless from any loss or expense which Foothill may sustain or incur as a consequence of (a) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (b) default by Borrower in making a borrowing of, conversion into, or continuation of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this

Agreement upon an Event of Default or otherwise), including, in each case, any such loss or expense (but excluding loss of margin) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Calculation of all amounts payable to Foothill under this Section 2.16 shall be made as though Foothill had actually funded the relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Foothill may fund each of the Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section
2.16. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

         3.       CONDITIONS; TERM OF AGREEMENT.

                  3.1 Conditions Precedent to the Initial Advance and Letter of Credit. The obligation of Foothill to make the initial Advance or to issue the initial Letter of Credit is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                           (a) the Closing Date shall occur on or before April
30, 1998;

                           (b) Foothill shall have received searches reflecting
the filing of its financing statements and fixture filings;

                           (c) Foothill shall have received each of the
following documents, duly executed, and each such document shall be in full force and effect:

                                    i.   the Disbursement Letter;

                                    ii.  the Stock Pledge Agreement;

                                    iii. the Trademark Security Agreement;

                                    iv.  the Guaranty;

                                    v.   the Guarantor Security Agreement; and

                                    vi.  the Intercreditor Agreement;

                           (d) Foothill shall have received a certificate from
the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

                           (e) Foothill shall have received copies of Borrower's
Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                           (f) Foothill shall have received a certificate of
status with respect to Borrower, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

                           (g) Foothill shall have received a certificate from
the Secretary of each Guarantor attesting to the resolutions of each such Guarantor's Board of Directors authorizing its execution, delivery, and performance of each Loan Document to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

                           (h) Foothill shall have received copies of each
Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

                           (i) Foothill shall have received a certificate of
status with respect to each Guarantor, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

                           (j) Foothill shall have received a certificate of
insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

                           (k) Foothill shall have received duly executed
certificates of title with respect to that portion of the Collateral that is subject to certificates of title;

                           (l) Foothill shall have received confirmation from
Subordinated Creditor that (a) it is in possession of the certificates representing all applicable shares of stock, together with duly executed stock powers with respect to that portion of the Collateral that is subject to the Stock Pledge Agreement, and (b) it is holding such certificates as a bailee for Foothill subject to the terms and conditions of the Intercreditor Agreement;

                           (m) Foothill shall have received an opinion of
Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

                           (n) Foothill shall have received satisfactory
evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest, and except such taxes that are set forth on Schedule 3.1; provided, however, that with respect to such taxes that are set forth on Schedule 3.1, the amount and nature of such taxes are satisfactory to Foothill in its business credit judgment.

                           (o) Foothill shall have completed its reference
checks with respect to the senior management of Borrower, the results of which shall be satisfactory to Foothill;

                           (p) Foothill shall have received a certificate from
the Secretary of Borrower attesting that Marcel Corporation d/b/a Discovery Zone, DZDO, Inc. dba Discovery Zone, and Koven Financial Services, Inc., are not Borrower or a Subsidiary of Borrower and that the certain financing in favor of Evansville Associates against Marcel Corporation d/b/a/ Discovery Zone filed with the Indiana Secretary of State's Office, filing number 1884698, the certain financing statement in favor of Star Bank, N.A. against DZDO, Inc. filed with the Ohio Secretary of State's Office, filing number AH0099546, and the certain financing statement in favor of Atlanta Baking Co. against Koven Financial Services, Inc. DBA Discovery Zone filed with the Cobb County, Georgia Office of the Clerk, Superior Court, filing number 93-3444, in each case, are not filed against any Obligor;

                           (q) all other documents and legal matters in
connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

                  3.2 Conditions Precedent to all Advances and all Letters of Credit. The following shall be conditions precedent to all Advances and all Letters of Credit hereunder:

                           (a) the representations and warranties contained in
this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                           (b) no Default or Event of Default shall have
occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

                           (c) no injunction, writ, restraining order, or other
order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

                  3.3 Conditions Subsequent. As conditions subsequent to the Closing Date hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                           (a) the initial Advance or Letter of Credit shall be
made or issued on or before April 30, 1998;

                           (b) within 30 days of the Closing Date, deliver to
Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

                           (c) within 30 days of the Closing Date, deliver to
Foothill certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions of California, Texas, Pennsylvania, Ohio, Florida, and New York, which certificates shall indicate that Borrower is in good standing in such jurisdictions; and

                           (d) within 30 days of the Closing Date, deliver to
Foothill a fully executed counterpart of the Concentration Account Agreements; provided, however, that until such Concentration Account Agreements have been executed and delivered to Foothill, Borrower expressly acknowledges and agrees that Foothill shall not be obligated to make any Advances or issue any Letters of Credit under this Agreement.

                  3.4 Term; Automatic Renewal. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is 4 years from the Closing Date and automatically shall be renewed for successive 1 year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any 1 year anniversary of the Renewal Date by giving the other party at least 90 days prior written notice. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

                  3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.4, but fails to pay the Obligations in full on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of 1 year.

                  3.6 Early Termination by Borrower. The provisions of Section
3.4 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon 90 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including either (a) providing cash collateral to be held by Foothill in an amount equal to 105% of the maximum amount of Foothill's obligations under outstanding Letters of Credit, or (b) causing the original Letters of Credit to be returned to Foothill), in full, together with a premium (the "Early Termination Premium") equal $5,000 times the total number of whole and partial months remaining from the date of any such early termination through the Renewal Date; provided, however, that Borrower shall have the right to terminate this Agreement, pursuant to the terms of Section 2.14(b) without the obligation to pay the Early Termination Premium.

                  3.7 Termination Upon Event of Default. If, prior to the Renewal Date, Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.7 shall be deemed included in the Obligations.

         4.       CREATION OF SECURITY INTEREST.

                  4.1 Grant of Security Interest. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in all of the Collateral shall attach to all of the Collateral without further act on the part of Foothill or any Obligor. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, no Obligor has any authority, express or implied, to dispose of any item or portion of the Collateral.

                  4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, immediately upon the request of Foothill, Borrower shall, and shall cause its Subsidiaries to either (a) endorse and deliver physical possession of such Negotiable Collateral to Foothill, or (b) cause any third Person in possession of such Negotiable Collateral to acknowledge that it is holding such item of Collateral as the representative of Foothill.

                  4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower and each Subsidiary of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, and shall cause each of its Subsidiaries to hold in trust for Foothill, as Foothill's trustee, any Collections that Borrower or any Subsidiary of Borrower receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower or any such Subsidiary of Borrower.

                  4.4 Delivery of Additional Documentation Required. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill, and shall cause each of its Subsidiaries to execute and deliver to Foothill, all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.

                  4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) at any time that an Event of Default has occurred and is continuing, endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account

Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

                  4.6 Right to Inspect. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

         5.       REPRESENTATIONS AND WARRANTIES.

                  In order to induce Foothill to enter into this Agreement, Borrower makes, and shall cause each of its each of its Subsidiaries to make, the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance or Letter of Credit made thereafter, as though made on and as of the date of such Advance or Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

                  5.1 No Encumbrances. Each Obligor has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

                  5.2 [Intentionally omitted].

                  5.3 [Intentionally omitted].

                  5.4 Equipment. All of the Equipment is used or held for use in each Obligor's business and is fit for such purposes.

                  5.5 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12.

                  5.6 Inventory Records. Each Obligor keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and such Obligor's cost therefor.

                  5.7 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 65-0408845.

                  5.8 Due Organization and Qualification; Subsidiaries.

                           (a) Each Obligor is duly organized and existing and
in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to constitute a Material Adverse Change.

                           (b) Set forth on Schedule 5.8, is a complete and
accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                           (c) Except as set forth on Schedule 5.8, no Stock (or
any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for Stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

                  5.9 Due Authorization; No Conflict.

                           (a) The execution, delivery, and performance by each
Obligor of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

                           (b) The execution, delivery, and performance by each
Obligor of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to such Obligor, the Governing Documents of such Obligor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Obligor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of such Obligor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Obligor, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of such Obligor.

                           (c) Other than the filing of appropriate financing
statements, fixture filings, and mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower and each other Obligor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                           (d) This Agreement and the Loan Documents to which
Borrower and any other Obligor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower and any other such Obligor will be the legally valid and binding obligations of Borrower and each other such Obligor, enforceable against Borrower and each such other Obligor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                           (e) The Liens granted by each Obligor to Foothill in
and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

                  5.10 Litigation. There are no actions or proceedings pending by or against any Obligor before any court or administrative agency and each Obligor does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving such Obligor, any other Obligor, or any other guarantor of the Obligations, except for: (a) ongoing collection matters in which such Obligor is the plaintiff; (b) matters disclosed on Schedule 5.10; and
(c) matters arising after the date hereof that, if decided adversely to any Obligor, reasonably could not be expected to result in a Material Adverse Change.

                  5.11 No Material Adverse Change. All financial statements relating to Borrower, each other Obligor, or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes, the absence of a statement of changes in cash flows, and being subject to year-end audit adjustments) and fairly present such Obligor's (or such guarantor's, as applicable) financial condition as of the date thereof and such Obligor's results of operations for the period then ended. There has not been a Material Adverse Change with respect to the Obligors taken as a whole since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

                  5.12 Solvency. The Obligors' taken as a whole are Solvent. No transfer of property is being made by Borrower or any other Obligor and no obligation is being incurred by Borrower or any other Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any other Obligor.

                  5.13 Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

                  5.14 Environmental Condition. None of any Obligor's properties or assets has ever been used by any Obligor or, to the best of any Obligor's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of any Obligor's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by any Obligor. No Obligor has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Obligor resulting in the releasing or disposing of Hazardous Materials into the environment.

                  5.15 Brokerage Fees. Except for the fees payable to Jeffries & Company, the payment of which fees are the sole responsibility of Borrower, no brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement, and Borrower has not utilized the services of any broker or finder in connection with Borrower's obtaining financing from Foothill under this Agreement.

                  5.16 Renovation Disputes. As of the date of the delivery of each certificate regarding the Disputed Amount required by Section 6.2(c), such certificate represents Borrower's good faith, reasonable estimate (based upon the advice of its professional advisors) of the Disputed Amount.

         6.       AFFIRMATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do, and shall cause each of its Subsidiaries to do, all of the following:

                  6.1 Accounting System. Maintain a standard and modern system of accounting that enables each Obligor to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Foothill. Each Obligor also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

                  6.2 Collateral Reporting. Provide Foothill with the following documents at the following times in form satisfactory to Foothill:

                           (a) a detailed calculation of Aggregate Store
Contribution and a detailed report of the Store Contribution of each of Borrower's individual stores measured on a trailing 12-month basis as of the last day of each fiscal month, by no later than the reporting date shown below for the period corresponding thereto:

================================================================================
        Period Ending                             Reporting Date
December 31, 1998                     Closing Date
January 31, 1998                      April 15, 1998
February 28, 1998                     April 30, 1998
March 31, 1998                        May 15, 1998
June 30, 1998                         August 15, 1998
July 31, 1998 and monthly             the date which is 30 days after the end of
thereafter                            such period.
================================================================================

                           (b) concurrent with the reporting delivered pursuant
to clause (a) above during the first 24 months following the Closing Date, a detailed calculation of the Add-Back Credit and a report detailing each store renovation completed during the last 12 month period;

                           (c) concurrent with the reporting delivered pursuant
to clause (a) above during the first 24 months following the Closing Date, a certificate representing Borrower's good faith, reasonable estimate (based upon the advice of its professional advisors) of the Disputed Amount; and

                           (d) such other reports as to the Collateral or the
financial condition of each Obligor as Foothill may reasonably request from time to time.

                  6.3 Financial Statements, Reports, Certificates. Deliver to
Foothill: (a)(i) for the 3 month period ending March 31, 1998, as soon as available, but in any event, by no later than May 15, 1998, a company prepared balance sheet, and income statement covering Borrower's operations during such period; (ii) for the 3 month period ending June 30, 1998, as soon as available, but in any event, by no later than August 15, 1998, a company prepared balance sheet and income statement covering Borrower's operations during such period; and (iii) for the fiscal monthly period ending July 31, 1998 and each fiscal monthly period thereafter during each of Borrower's fiscal years, as soon as available, but in any event within 30 days after the end of such period, a company prepared balance sheet and income statement covering Borrower's operations during such period; (b) upon request, a detailed aging, per vendor, of Borrower's accounts payable, (c) upon request, a schedule of rents payable, per store, specifying each store for which rent is past due, (d) upon request, a schedule of federal payroll taxes payable, including a certification by the Secretary of Borrower that such taxes are not past due, (e) upon request, a schedule of ad valorem taxes payable and (f) as soon as available, but in any event within 105 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill (it being understood that Ernst & Young LLP is acceptable to Foothill) and certified, without any qualifications (except for a "going concern" qualification that is the proximate result of Borrower's financial condition as of the Closing Date), by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries, or Affiliates, or is a Subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver unaudited financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

                  Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower.

                  Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in Section 7.19 is to be tested, a

Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in Section 7.19, and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                  Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower Foothill may request that such accountants may have in their possession from Borrower's books and records. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements and other accounting records of any nature in their possession.

                  6.4 Tax Returns. Deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

                  6.5 Guarantor Reports. Cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

                  6.6 Permitted Acquisitions. Deliver to Foothill, not less than 20 Business Days prior to the closing of any proposed Permitted Acquisition each of the following (a) a detailed description of the assets or Stock that is the subject of such proposed Permitted Acquisition, (b) a term sheet or other description setting forth the essential terms and basic structure of the proposed Permitted Acquisition (including, purchase consideration), and (c) a sources and uses calculation showing the proposed amount of funds, the source thereof, and the uses therefor in connection with the consummation of the proposed Permitted Acquisition.

                  6.7 Title to Equipment. Upon Foothill's request, each Obligor immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

                  6.8 Maintenance of Equipment. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, no Obligor shall permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

                  6.9 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Obligor or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each Obligor shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Each Obligor will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that such Obligor has made such payments or deposits.

                  6.10 Insurance.

                           (a) At its expense, keep the Collateral insured
against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to each Obligor's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                           (b) All such policies of insurance shall be in such
form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of California. All hazard insurance and such other insurance as Foothill shall specify, shall contain a Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Foothill, showing Foothill as loss payee thereof, as its interests may appear, and shall contain a waiver of warranties. Every policy of insurance referred to in this Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Obligor or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

                           (c) Each Obligor shall give Foothill prompt notice of
any loss or damage to its properties and assets by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquake, elevator collision, and other risks included under an "extended coverage" endorsement covered by such insurance. Upon the occurrence and during the continuance of an Event of Default, Foothill shall have the exclusive right to adjust all losses payable under the applicable insurance policies without any liability to any Obligor whatsoever in respect of such adjustments. Any monies received as payment for any loss or damage to their properties and assets by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquake, elevator collision, and other risks included under an "extended coverage" endorsement under the applicable insurance policy (exclusive of any casualty loss wherein the insurance proceeds are less than $100,000), shall be paid over to Foothill, and Borrower shall have the right to designate in writing to Foothill within 30 days of such payment whether such payment shall be (i) applied to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect (together with a commensurate reduction of the Maximum Revolving Amount), or (ii) disbursed to Borrower under staged payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations and subject to the conditions set forth in this Section 6.10(c). In the event Foothill fails to receive timely such written designation or the conditions set forth in the following sentence are not satisfied, the payment shall be applied in the manner set forth in clause (i) of the immediately preceding sentence. If Borrower elects to cause Foothill to disburse any monies received as payment for any loss pursuant to this Section 6.10(c), Foothill only shall be obligated to disburse such money for the repair, replacement, or restoration of the affected property or assets if all of the following conditions are satisfied: (A) no Default or Event of Default has occurred and is continuing or would result from the disbursement or application of such monies; (B) Borrower has cash, cash equivalents, borrowing availability under Section 2.1 and/or business interruption insurance proceeds in amounts sufficient, in Foothill's reasonable judgment, to ensure that Borrower will be able to make payment as and when due of each of its Obligations that will be payable during the period of such repair, replacement, or restoration; (C) Foothill is reasonably satisfied that the amount of such cash, cash equivalents, borrowing availability, and/or insurance proceeds will be sufficient fully to repair, replace, or restore the affected property or assets;
(D) construction, completion of the repair, replacement, or restoration of the affected property or assets shall be completed in accordance with plans, specifications, and drawings submitted to and approved by Foothill, which approval shall not be unreasonably withheld or delayed; (E) all construction and completion of the repair, replacement, or restoration shall be effected with reasonable promptness and shall be of a value (the "Replaced Value") (i) at least equal to the replacement value (the "Destroyed Value") of such items of property destroyed or condemned prior to such destruction or condemnation, or
(ii) of a value less than the Destroyed Value so long as the difference between the Destroyed Value and the Replaced Value is applied to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect (together with a commensurate reduction of the Maximum Revolving Amount); and
(f) all monies paid by Borrower to Foothill may be commingled with other funds of Foothill and will not bear interest pending disbursement hereunder. Upon the occurrence and during the continuance of an Event of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

                           (d) Borrower shall not take out separate insurance
concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard 438BFU (NS) Mortgagee endorsement, or its local equivalent. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

                  6.11 No Setoffs or Counterclaims. Make payments hereunder and under the other Loan Documents by or on behalf of each Obligor without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

                  6.12 Location of Inventory and Equipment. Keep the Inventory and Equipment only at the locations identified on Schedule 6.12; provided, however, that (a) Borrower may amend Schedule 6.12 so long as such amendment occurs by written notice to Foothill not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, each Obligor provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets, and (b) except for bill and hold Inventory or Equipment, the foregoing shall not apply to any Inventory or Equipment that has not been delivered to Borrower.

                  6.13 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

                  6.14 Employee Benefits.

                           (a) Cause to be delivered to Foothill, each of the
following: (i) promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and
(iii) promptly, and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

                           (b) Cause to be delivered to Foothill, upon
Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions;
(vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

                  6.15 Leases. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest.

                  6.16 Brokerage Commissions. Pay any and all brokerage commission or finders fees incurred by in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement.


         7.       NEGATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following, and shall cause each of its Subsidiaries not to do any of the following, without Foothill's prior written consent:

                  7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                           (a) Indebtedness evidenced by this Agreement,
together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

                           (b) Permitted Indebtedness; and

                           (c) refinancings, renewals, or extensions of
Indebtedness permitted under clause (b) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

                  7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(c) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

                  7.3 Restrictions on Fundamental Changes. Except for Permitted Acquisitions, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets.

                  7.4 Disposal of Assets. Except for Permitted Dispositions, and except for the relocation of assets as permitted by Section 6.12, sell, lease, assign, transfer, or otherwise dispose of any Obligor's properties or assets.

                  7.5 Change Name. Change any Obligor's name, FEIN, corporate structure (within the meaning of Section 9-402(7) of the Code), or identity, or add any new fictitious name; provided, however, that Borrower may change its or any other Obligor's name upon 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, the applicable Obligor provides any financing statements necessary to perfect and continue perfected Foothill's security interests.

                  7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of any Obligor or which are transmitted or turned over to Foothill.

                  7.7 Nature of Business. Make any change in the principal nature of any Obligor's business.

                         7.8 Prepayments and Amendments.

                           (a) Except in connection with a refinancing permitted
by Section 7.1(c), except as may be required by the McDonalds Rent Deferral Secured Notes or the McDonalds Secured Note with respect to the proceeds of the McDonalds Collateral, except as may be required by Section 4.15 or Section 5.01 of the Subordinated Creditor Indenture (but subject to the terms and conditions of the Intercreditor Agreement), and except for the prepayment of Indebtedness of a Person that is the subject of a Permitted Acquisition contemporaneously with the consummation of such Permitted Acquisition, prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

                           (b) Directly or indirectly, amend, modify, alter,
increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c).

                  7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

                  7.10 Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

                  7.11 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding.

                  7.12 Accounting Methods. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of any Obligor's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or each Obligor's financial condition. Each Obligor waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

                  7.13 Investments. Except for the consummation of Permitted Acquisitions and except for Permitted Investments, directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person.

                  7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Obligor except for transactions that are in the ordinary course of such Obligor's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to such Obligor than would be obtained in an arm's length transaction with a non-Affiliate.

                  7.15 Suspension. Suspend or go out of a substantial portion of any Obligor's business.

                  7.16 Use of Proceeds. Use the proceeds of the Advances made hereunder for any purpose other than (a) on the Closing Date, to pay transactional costs and expenses incurred in connection with this Agreement, and
(b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

                  7.17 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, each Obligor provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

                  7.18 No Prohibited Transactions Under ERISA. Directly or indirectly:

                           (a) engage, or permit any Subsidiary of Borrower to
engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                           (b) permit to exist with respect to any Benefit Plan
any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

                           (c) fail, or permit any Subsidiary of Borrower to
fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                           (d) terminate, or permit any Subsidiary of Borrower
to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

                           (e) fail, or permit any Subsidiary of Borrower to
fail, to make any required contribution or payment to any Multiemployer Plan;

                           (f) fail, or permit any Subsidiary of Borrower to
fail, to pay any required installment or any other payment required under
Section 412 of the IRC on or before the due date for such installment or other payment;

                           (g) amend, or permit any Subsidiary of Borrower to
amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                           (h) withdraw, or permit any Subsidiary of Borrower to
withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $1,000,000.

                  7.19 Financial Covenant.  Fail to maintain:

                           Minimum Aggregate Store Contribution. Aggregate Store
Contribution of (1) as of the end of each of the first 12 months following the Closing Date in an amount equal to or greater than $5,000,000 minus the lesser of (i.) the Add-Back Credit or (ii.) $1,000,000, and (2) thereafter, equal to or greater than $5,000,000, in each case measured as of the end of each calendar month on a trailing 12 month basis.

                  7.20 Capital Expenditures. Make or incur, in the aggregate, capital expenditures (a) during the period comprised of Borrower's fiscal year 1998 and Borrower's fiscal year 1999, in excess of the Permitted Capital Expenditure Amount for such period plus the amount, if any, of the Permitted Equity Proceeds Amount, (b) during Borrower's fiscal year 2000, in excess of the Permitted Capital Expenditure Amount for such period plus the amount, if any, of the Permitted Equity Proceeds Amount, (c) during Borrower's fiscal year 2001, in excess of the Permitted Capital Expenditure Amount for such period plus the amount, if any, of the Permitted Equity Proceeds Amount, and (d) during Borrower's fiscal year 2002, in excess of the Permitted Capital Expenditure Amount for such period plus the amount, if any, of the Permitted Equity Proceeds Amount. For purposes of the foregoing, any capital expenditure made or incurred in a given period shall be allocated first, to the applicable Permitted Capital Expenditure Amount and, second, to the Permitted Equity Proceeds Amount.

         8.       EVENTS OF DEFAULT.

                  Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

                  8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement or Foothill Expenses, or other amounts constituting the Obligations);

                  8.2 (a) If any Obligor fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement applicable to such Obligor contained in Sections 6.2 (Collateral Reporting), 6.3 (Financial Statements, Reports, Certificates), 6.4 (Tax Returns), 6.7 (Title to Equipment),
6.12 (Location of Equipment), 6.13 (Compliance with Laws), 6.14 (Employee Benefits), or 6.15 (Leases) of this Agreement and such failure continues for a period of 5 Business Days; (b) If any Obligor fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.1 (Accounting System) or 6.8 (Maintenance of Equipment) of this Agreement and such failure continues for a period of 15 Business Days; or (c) If any Obligor fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement applicable to such Obligor contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this
Section 8 shall govern); provided that, during any period of time that any such failure or neglect of any Obligor referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, Foothill shall be relieved of its obligation to extend credit hereunder;

                  8.3 If there is a Material Adverse Change;

                  8.4 If any material portion of the properties or assets of the Obligors taken as a whole is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

                  8.5 If an Insolvency Proceeding is commenced by any Obligor;

                  8.6 If an Insolvency Proceeding is commenced against any Obligor and any of the following events occur: (a) any Obligor consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Obligor; or (e) an order for relief shall have been issued or entered therein;

                  8.7 If one or more Obligors is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of the Obligors, taken as a whole;

                  8.8 (a) If a notice of Lien, levy, or assessment is filed of record with respect to any of the Obligors' properties or assets by the United States, or if any taxes or debts owing at any time hereafter to the United States becomes a Lien, whether choate or otherwise, upon any of the Obligors' properties or assets;

                           (b) If one or more notice of Lien, levy, or
assessment with respect to taxes or debts owing is filed of record with respect to any of the Obligors' properties or assets by any state, county, municipal, or other non-federal governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of the Obligors' properties or assets and the Lien, levy, or assessment is not (i) released, discharged, or bonded against before the earlier of 30 days of the date it first arises or 5 days of the date when such property or asset is subject to being forfeited, or (ii) the subject of a Permitted Protest; or

                  8.9 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of the properties or assets of the Obligors taken as a whole;

                  8.10 If there is a default in any agreement, material to the Obligors taken as a whole, to which any Obligor is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of such Obligor's obligations thereunder;

                  8.11 If any Obligor makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of this Agreement or the subordination provisions applicable to such Indebtedness;

                  8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by any Obligor or any officer, employee, agent, or director of any Obligor, or if any such warranty or representation is withdrawn; or

                  8.13 If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding.

         9.       FOOTHILL'S RIGHTS AND REMEDIES.

                  9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                           (a) Declare all Obligations, whether evidenced by
this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                           (b) Cease advancing money or extending credit to or
for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                           (c) Terminate this Agreement and any of the other
Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

                           (d) Settle or adjust disputes and claims directly
with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                           (e) Cause Borrower to hold all returned Inventory in
trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

                           (f) Without notice to or demand upon any Obligor or
any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                           (g) Without notice to Borrower (such notice being
expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9-505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Concentration Account), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                           (h) Hold, as cash collateral, any and all balances
and deposits of Borrower held by Foothill, and any amounts received in the Concentration Accounts, to secure the full and final repayment of all of the Obligations;

                           (i) Ship, reclaim, recover, store, finish, maintain,
repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                           (j) Sell the Collateral at either a public or private
sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                           (k) Foothill shall give notice of the disposition of
the Collateral as follows:

                                    (1) Foothill shall give Borrower and each
holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                                    (2) The notice shall be personally delivered
or mailed, postage prepaid, to Borrower as provided in Section 12, at least 5 days before the date fixed for the sale, or at least 5 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                                    (3) If the sale is to be a public sale,
Foothill also shall give notice of the time and place by publishing a notice one time at least 5 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                           (l) Foothill may credit bid and purchase at any
public sale; and

                           (m) Any deficiency that exists after disposition of
the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

                  9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

         10.      TAXES AND EXPENSES.

                  If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement (including any right to Permitted Protest), then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following:
(a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.


         11.      WAIVERS; INDEMNIFICATION.

                  11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

                  11.2 Foothill's Liability for Collateral. So long as Foothill complies with its obligations, if any, under Section 9-207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or
(d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

                  11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold Foothill, and any participants, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

         12.      NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

                  If to Borrower:        DISCOVERY ZONE, INC.
                                         565 Taxter Road, Fifth Floor
                                         Elmsford, New York  10523
                                         Attn:  Robert G. Rooney
                                         Fax No. 914.345.4516

                  with copies to:        SHERMAN & STERLING
                                         599 Lexington Avenue
                                         New York, New York  10022
                                         Attn: Steven T. Giove, Esq.
                                         Fax No. 212.848.7179

                  If to Foothill:        FOOTHILL CAPITAL CORPORATION
                                         1111 Santa Monica Boulevard
                                         Suite 1500
                                         Los Angeles, California 90025-3333
                                         Attn: Business Finance Division Manager
                                         Fax No. 310.478.9788


                  with copies to:        BROBECK, PHLEGER & HARRISON LLP
                                         550 South Hope Street
                                         Los Angeles, California 90071
                                         Attn: John Francis Hilson, Esq.
                                         Fax No. 213.745.3345

                  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands set in accordance with this Section 12, other than notices by Foothill in connection with Sections 9-504 or 9-505 of the Code, shall be deemed received on the date of actual receipt or, in the case of registered mail only, three days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9-504 or 9-505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or other similar method set forth above.

         13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE

DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND THAT HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION
13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         14.      DESTRUCTION OF BORROWER'S DOCUMENTS.

                  All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

         15.      GENERAL PROVISIONS.

                  15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

                  15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in

Foothill's rights and benefits hereunder and no consent of Borrower shall be required in connection therewith so long as (a) in each case (except in connection with the sale of all or any substantial portion of Foothill's loan portfolio and except if an Event of Default has occurred and is continuing), after giving effect thereto, Foothill or its Affiliates shall retain commitments (and the related votes) of not less than 51% of the Maximum Revolving Amount,
(b) Foothill shall not assign or participate all or any part of its rights and benefits hereunder to any Person know to Foothill to be a direct competitor of Borrower, and (c) in connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business so long as the potential assignee or participant agrees to maintain the confidentiality thereof in accordance with the provisions of Section 15.10 as if it were a signatory hereto. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

                  15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                  15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                  15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  15.6 Amendments in Writing. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

                  15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not effect the validity, enforceability, and binding of this Agreement.

                  15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers or property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as through such Voidable Transfer had never been made.

                  15.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                  15.10 Confidentiality. Foothill agrees that material, nonpublic information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Foothill in a confidential manner, and shall not be disclosed by it to Persons who are not parties to this Agreement, except: (a) to counsel for and other advisors, accountants, and auditors to Foothill, (b) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (c) as may be agreed to in advance by Borrower, (d) as to any such information that is or generally becomes available to the public (other than as a result of prohibited disclosure by Foothill), and (e) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participation, or pledge or prospective pledge of Foothill's interests under this Agreement, provided, that any such counsel, advisors, accountants, auditors and any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to take its interest hereunder subject to the terms hereof.

                           [Signature page to follow.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                             DISCOVERY ZONE, INC.,
                             a Delaware corporation


                             By   /s/ Robert Rooney
                                 ----------------------------------


                             Title: Senior Vice President-
                                    Chief Financial Officer


                             FOOTHILL CAPITAL CORPORATION,
                             a California corporation


                             By   /s/ Bryan Duffy
                                 ----------------------------------

                             Title:  AVP